Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

TEPPCO Partners, L.P.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-110207), the registration statement on Form S-3 (No. 33-81976), and the registration statement on Form S-8 (No. 333-82892) of TEPPCO Partners, L.P. of our report dated April 28, 2004, with respect to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2003, included in this Current Report on Form 8-K of TEPPCO Partners, L.P. filed on June 7, 2004.

KPMG LLP

Houston, Texas
June 7, 2004